Exhibit 10.3

SERVICING AGREEMENT

dated as of February 28, 2020

between

TRIPLE ROYALTY SUB II LLC

and

THERAVANCE BIOPHARMA US, INC.

i

Section 6.13 Termination	17
Section 6.14 Limited Recourse	17
Section 6.15 Table of Contents and Headings	18
Section 6.16 Distribution Reports	18

Annex A	Rules of Construction and Defined Terms

ii

SERVICING AGREEMENT

This SERVICING AGREEMENT, dated as of February 28, 2020 (this “Servicing Agreement”), is entered into between Triple Royalty Sub II LLC, a Delaware limited liability company, as the issuer (the “Issuer”), and Theravance Biopharma US, Inc. (“Theravance Biopharma US”), a Delaware corporation, as the servicer (together with its permitted successors and assigns in such capacity, the “Servicer”).

W I T N E S S E T H

WHEREAS, the Issuer is a party to the Sale and Contribution Agreement, dated as of the Closing Date, by and among Theravance Biopharma R&D, Inc. (“Theravance Biopharma R&D”), as the transferor (in such capacity, the “Transferor”), the Issuer, as the transferee (in such capacity, the “Transferee”), and solely with respect to Articles V and IX and Sections 6.7, 8.2, 8.3 and 8.4 thereof, Theravance Biopharma, Inc. (“Theravance Biopharma”), a Cayman Islands exempted company, pursuant to which the Transferor has sold and contributed to the Transferee all of the Transferor’s right, title and interest as a holder of the Issuer Class C Units, including the Issuer Class C Units and any and all of the economic rights and governance, voting and other consensual rights that may arise as a holder of the Issuer Class C Units under the TRC LLC Agreement; provided, however, that the distribution of net cash payments to the Issuer from Theravance Respiratory Company, LLC, a Delaware limited liability company (“TRC LLC”), will commence with the payment related to the payment of royalties by GSK to TRC LLC in the first fiscal quarter of 2020; and

WHEREAS, the Issuer desires that Theravance Biopharma US act as the Servicer and monitor, manage and administer, on behalf of the Issuer, the Issuer’s rights and obligations as a holder of the Issuer Class C Units in TRC LLC and the collection of all of the Class C Distributions pursuant to the TRC LLC Agreement, on the terms and conditions set forth in this Servicing Agreement; and Theravance Biopharma US desires to perform such duties subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1     Defined Terms and Rules of Construction. Capitalized terms used but not otherwise defined in this Servicing Agreement shall have the respective meanings given to such terms in Annex A attached hereto, which is hereby incorporated by reference herein. The rules of construction set forth in Annex A attached hereto shall apply to this Servicing Agreement and are hereby incorporated by reference herein. Not all terms defined in Annex A are used in this Servicing Agreement.

ARTICLE II

SERVICING FEES AND EXPENSES

Section 2.1     Servicing Fee. The fee to be paid for the Servicer’s performance of the services to be performed under this Servicing Agreement (“Servicing Fee”) is equal to $25,000 per calendar quarter, payable out of the Available Collections Amount in accordance with the terms of the Indenture, which the Servicer and the Issuer agree is fair consideration for the services to be performed under this Servicing Agreement as agreed at arm’s length by the Servicer and the Issuer. On each Payment Date, pursuant to Section 3.6 of the Indenture, the Issuer shall pay to the Servicer the Servicing Fee for the performance by the Servicer of the services to be performed under this Servicing Agreement; provided, that any Servicing Fee payable on any Payment Date following less than a full quarter shall be payable on a pro rata basis.

Section 2.2     Servicer Expenses. On each Payment Date, the Issuer shall, in addition to the payment of the Servicing Fee pursuant to Section 2.1, reimburse the Servicer for any reasonable and documented out-of-pocket costs and expenses that are incurred by the Servicer in the performance of its servicing obligations, which shall constitute Administrative Expenses under the Transaction Documents and shall be paid to the Servicer or third parties pursuant to Section 3.6 of the Indenture following presentation by the Servicer to the Calculation Agent (with copies to the Trustee) of documentation supporting the incurrence and amount of such expenses.

ARTICLE III

SERVICING

Section 3.1      Designation and Duties of Servicer; Issuer as Replacement Servicer.

(a)      The Issuer hereby designates Theravance Biopharma US as initial Servicer, and Theravance Biopharma US hereby agrees to perform the duties and obligations of the Servicer on the terms and conditions of this Servicing Agreement.

(b)      The Issuer hereby appoints the Servicer, from time to time designated pursuant to this Section 3.1, as agent to monitor, manage and administer, on behalf of the Issuer, the Issuer’s rights and obligations as a holder of the Issuer Class C Units in TRC LLC and the collection of all of the Class C Distributions pursuant to the TRC LLC Agreement, the enforcement of the Issuer’s rights and interests in the Issuer’s rights and obligations under the TRC LLC Agreement, and the exercise of the authority granted by the Issuer to the Servicer pursuant to Section 3.2.

(c)      The Issuer (for so long as the Notes are Outstanding, only with the consent of the Trustee, who shall consent only upon the Direction of the Controlling Party) or the Trustee (who shall act only upon the Direction of the Controlling Party) shall, at any time upon the occurrence of a Servicer Termination Event, designate the Issuer as replacement Servicer and the Issuer shall assume the role of Servicer; provided, that the Issuer shall be permitted to hire employees, including employees of the initial Servicer to perform the duties and obligations of the Servicer in accordance with this Servicing Agreement. A “Servicer Termination Event” shall mean any one of the following events:

(i)       Theravance Biopharma US or any wholly-owned subsidiary of Theravance Biopharma that has become the Servicer in accordance with this Servicing Agreement, including in connection with the Restructuring, resigns as Servicer in accordance with the terms of this Servicing Agreement other than in connection with the assumption of the role of Servicer by any other wholly-owned subsidiary of Theravance Biopharma;

(ii)      the Servicer fails to pay any amount when due under this Servicing Agreement and such failure continues unremedied for five Business Days;

(iii)     the Servicer fails to deliver the Distribution Report and the other required accompanying materials with respect to any Payment Date in accordance with the provisions of this Servicing Agreement within five Business Days of the date such Distribution Report and the other required accompanying materials are required to be delivered under this Servicing Agreement; provided, however, that the Servicer shall have received in a timely manner any Calculation Report (unless the failure to receive such Calculation Report was due to the breach by the Servicer of Section 3.1(f)(iv));

(iv)     the Servicer fails to carry out its obligations under Section 3.1(f)(ii) that shall have or reasonably be expected to have a material adverse effect on the Noteholders;

(v)     the Servicer fails to carry out its obligations under Section 3.1(f)(vi) or Section 3.1(f)(vii);

(vi)    the Servicer fails to observe or perform in any material respect any of the covenants or agreements on the part of the Servicer contained in this Servicing Agreement (other than any for which provision is made in clauses (i) through (v) above) and such failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Trustee, and such failure continues to materially adversely affect the Noteholders for such period;

(vii)   (A) an admission in writing by the Servicer of its inability to pay its debts generally or a general assignment by the Servicer for the benefit of creditors, (B) the filing of any petition or answer by the Servicer seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Servicer or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Servicer or for any substantial part of its property, or (C) corporate or other action taken by the Servicer to authorize any of the actions set forth in clause (A) or clause (B) above;

(viii)  without the consent or acquiescence of the Servicer, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against the Servicer, or, without the consent or acquiescence of the Servicer, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Servicer or of all or any substantial part of the property of the Servicer, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof;

(ix)      the Servicer’s business activities are terminated by any Governmental Authority;

(x)      a material adverse change occurs in the financial condition or operations of the Servicer that is a Material Adverse Change with respect to the ability of the Servicer to perform its obligations under this Servicing Agreement; provided, that no transfer or disposition in connection with the Restructuring shall constitute a material adverse change in the financial condition or operations of the Servicer that is a Material Adverse Change with respect to the ability of the Servicer to perform its obligations under this Servicing Agreement;

(xi)     an Event of Default has occurred, other than an Event of Default solely caused by the Trustee, the Calculation Agent, the Paying Agent, the Transfer Agent or the Registrar failing to perform any of its respective obligations under any Transaction Document; or

(xii)    so long as Theravance Biopharma US is the Servicer, Theravance Biopharma or Theravance Biopharma R&D sells, contributes, assigns, transfers or conveys any of the Capital Securities in Theravance Biopharma US or the Issuer, as applicable, to another Person or Persons that are not wholly-owned by Theravance Biopharma; provided, that it will not be a Servicer Termination Event if all of the Capital Securities in the Issuer are transferred in connection with the Restructuring or are owned by a Person who succeeds to all or substantially all of the assets of Theravance Biopharma whether by merger, sale of stock, sale of assets or other similar transaction.

(d)      If the Issuer or a wholly-owned subsidiary of Theravance Biopharma is designated as the replacement Servicer, Theravance Biopharma US shall deliver to such replacement Servicer, and Theravance Biopharma US shall segregate and hold in trust for such replacement Servicer, all records that evidence or relate to the servicing of the Issuer’s rights and obligations under the TRC LLC Agreement. Theravance Biopharma US shall indemnify the replacement Servicer for the reasonable fees incurred in connection with the performance of the services specified in this Servicing Agreement, in each case solely to the extent in excess of the Servicing Fee.

(e)      On and after the Closing Date, the Servicer shall perform the following cash management duties:

(i)       direct Innoviva to cause TRC LLC to deposit into the Collection Account the Class C Distributions;

(ii)      establish and maintain in the name and on behalf of the Issuer with the Trustee pursuant to Section 3.1 of the Indenture, subject to the Liens established under the Indenture, (i) the Collection Account and (ii) any additional accounts the establishment of which is set forth in a Resolution delivered by the Issuer to the Servicer and the Trustee, in each case at such time as is set forth in Section 3.1 of the Indenture or in such Resolution; provided, that each Account shall be established and maintained as an Eligible Account so as to create, perfect and establish the priority of the Liens established under the Indenture in such Account and all cash, Eligible Investments and other property from time to time deposited therein and otherwise to effectuate the Liens under the Indenture;

(iii)     if at any time any Class C Distribution is deposited into any account under the control of the Servicer other than the Collection Account, the Servicer shall withdraw such funds within two (2) Business Days and deposit them into the Collection Account; and

(iv)     if at any time any amount is deposited into the Collection Account in error, the Servicer shall withdraw such funds within two (2) Business Days.

(f)       The Servicer shall monitor, manage and administer on behalf of the Issuer the Issuer’s rights and obligations under the Indenture, including:

(i)       prepare the Distribution Reports described in Section 2.13(a) of the Indenture as and when required by the Indenture and the analysis of Collection Account activity described in Section 2.13(b) of the Indenture, using the Calculation Report provided by the Calculation Agent pursuant to Section 3.4(b) of the Indenture, and, not later than 3:00 p.m., New York City time, on the Business Day immediately preceding each Payment Date, make copies of such Distribution Reports and analysis available to the Issuer and to the Trustee (by electronic mail or through a secure password-protected website) for distribution only to Noteholders and Beneficial Holders that have executed and delivered to the Registrar a Confidentiality Agreement that includes the certification that they are not Restricted Parties; provided, however, that the Servicer’s obligations under this Section 3.1(f)(i) shall be subject to the condition precedent that the Servicer shall have received in a timely manner such Calculation Report (unless the failure to receive such Calculation Report was due to the breach by the Servicer of Section 3.1(f)(iv));

(ii)      accept all reports, Notices, requests, demands, certificates, financial statements or other instruments, information and other materials provided to the Servicer pursuant to Section 5.3 of the Indenture and, subject to applicable confidentiality obligations, to the extent not otherwise provided by the Issuer, provide to the Trustee summaries and/or copies of such reports, Notices, requests, demands, certificates, financial statements or other instruments, information and other materials for inclusion with the Distribution Reports;

(iii)     provide the investment directions to the Trustee contemplated by Section 3.2 of the Indenture and advise the Trustee in writing of any depositary institution or trust company described in the proviso to the definition of Eligible Investments;

(iv)    provide the Calculation Agent with the amount on deposit in the Collection Account on each Calculation Date and the calculation of the amount of Administrative Expenses and Taxes owed by the Issuer, if any, to be made on any Payment Date (or any other date), together with supporting documentation used in determining such Administrative Expenses and Taxes owed by the Issuer, as applicable;

(v)     on behalf of the Issuer, in accordance with Section 5.2(v) of the Indenture, during any period in which Theravance Biopharma, Theravance Biopharma US or the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, make available to any Noteholder or Beneficial Holder in connection with any sale of any or all of its Notes and any prospective purchaser of such Notes from such Noteholder or Beneficial Holder the information required by Rule 144A(d)(4) under the Securities Act, to the extent in the possession of the Servicer; provided, that such Noteholder, Beneficial Holder or prospective purchaser, as applicable, has executed a Confidentiality Agreement that includes a certification that such Noteholder, Beneficial Holder or prospective purchaser, as applicable, is not a Restricted Party;

(vi)    upon receipt of a Confidentiality Agreement from the Registrar pursuant to Section 2.11(k) of the Indenture that includes the certification from the proposed transferee named therein that they are not Restricted Parties, promptly (but in no event later than three (3) Business Days thereafter) send to the proposed transferee a copy of any offering material used in respect of any issuance of Subordinated Notes or Refinancing Notes, which shall not be updated, on behalf of the potential selling Noteholder;

(vii)   subject to applicable confidentiality obligations, upon written request, furnish to each requesting Beneficial Holder that has executed and delivered to the Registrar a Confidentiality Agreement that includes the certification that it is not a Restricted Party, at the cost and expense of such requesting Beneficial Holder, promptly upon receipt thereof, duplicates or copies of all reports, Notices, requests, demands, certificates, financial statements and other instruments furnished to the Servicer under this Servicing Agreement;

(viii)  exercise the Issuer’s rights and perform the Issuer’s obligations (other than payment obligations) under the other Transaction Documents, including the Issuer’s obligation to comply with Section 5.2(y) of the Indenture; and

(ix)     take such other actions as shall be reasonably necessary or appropriate to perform the foregoing duties.

(g)      The Servicer shall monitor, manage and administer on behalf of the Issuer the Issuer’s rights and obligations as a holder of the Issuer Class C Units in TRC LLC under the TRC LLC Agreement, including:

(i)       monitoring the timing and amount of the payments distributed or paid to the Issuer by TRC LLC pursuant to the TRC LLC Agreement;

(ii)      monitoring the performance by TRC LLC of its other obligations under the TRC LLC Agreement;

(iii)     monitoring the performance by Innoviva, as manager of TRC LLC, of its rights and obligations under the TRC LLC Agreement, including the obligation of Innoviva to direct TRC LLC to deposit into the Collection Account the Class C Distributions; and

(iv)    ensuring that the Issuer (A) enforces its rights and remedies under the TRC LLC Agreement and (B) performs its obligations under the TRC LLC Agreement in a timely manner, in each case only to the extent that the failure to do so would be reasonably expected to have a direct or indirect material and adverse effect on Theravance Biopharma’s or its permitted transferees’, successors’ and permitted assigns’ (as applicable), including Theravance Biopharma R&D’s and the Issuer’s rights or obligations under the TRC LLC Agreement to the extent relating to the Issuer Class C Units.

(h)      The Servicer shall monitor, manage and administer on behalf of the Issuer the Issuer’s rights and obligations relating to the transactions contemplated by any Transaction Document, the Transferred Assets or the TRC LLC Agreement, including:

(i)       subject to applicable confidentiality obligations, promptly (but in no event more than five (5) Business Days) after receipt by the Servicer of notice of any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Transferred Assets or the TRC LLC Agreement or any default or termination by Innoviva under the TRC LLC Agreement, the Servicer shall (A) inform the Issuer in writing of the receipt of such notice and the substance thereof and (B) if such notice is in writing, furnish the Issuer with a copy of such notice and any related materials with respect thereto;

(ii)      the Servicer shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect accurately all financial information it has received, and all amounts paid or received under the TRC LLC Agreement, with respect to the Class C Distributions;

(iii)     subject to applicable confidentiality obligations, promptly (but in no event more than five (5) Business Days) following receipt by the Servicer of any written notice, certificate, offer, proposal, correspondence, report or other communication relating to the TRC LLC Agreement or the Transferred Assets, the Servicer shall (A) inform the Issuer in writing of such receipt and (B) furnish the Issuer with a copy of such notice, certificate, offer, proposal, correspondence, report or other communication;

(iv)    the Servicer shall provide the Issuer with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following: (A) the occurrence of a bankruptcy event in respect of the Servicer; (B) subject to applicable confidentiality obligations, any breach or default by the Servicer of or under any covenant, agreement or other provision of any Transaction Document to which it is party; (C) subject to applicable confidentiality obligations, any representation or warranty made by the Servicer in any of the Transaction Documents or in any certificate delivered to the Issuer pursuant to the Sale and Contribution Agreement shall prove to be untrue or inaccurate in any material respect on the date as of which made; or (D) subject to applicable confidentiality obligations, any change, effect, event, occurrence, state of facts, development or condition that would be a Material Adverse Change; and

(v)     subject to applicable confidentiality restrictions and Applicable Laws relating to securities matters, the Servicer shall make available such other information as the Issuer may, from time to time, reasonably request with respect to (A) the Transferred Assets or (B) the condition or operations, financial or otherwise, of the Servicer that are reasonably likely to impact or affect the performance of the Servicer’s obligations hereunder or the Servicer’s compliance with the terms, provisions and conditions of the Sale and Contribution Agreement.

(i)       After the occurrence of any Servicer Termination Event, (x) if such event is capable of being cured, within thirty (30) days of failure to so cure or waive such event, or (y) if such event is not capable of being cured, as soon as possible after (and in any event within five (5) Business Days of) the occurrence thereof, the Servicer shall furnish to the Trustee a statement of an officer of the Servicer setting forth the details of such Servicer Termination Event and the action that the Servicer has taken and proposes to take with respect thereto.

Section 3.2     Rights of Servicer.

(a)      The Issuer hereby authorizes the Servicer or its designees to take any and all steps in the Issuer’s name necessary or desirable, in its determination, to collect all amounts due under or in respect of any and all of the Transferred Assets, including endorsing the name of the Issuer on checks and other instruments representing the Class C Distributions and, to the extent that it is permitted and necessary to do so in the Issuer’s name, enforcing the provisions of the TRC LLC Agreement that concern payment and/or enforcement of rights to payment.

(b)      The Issuer hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Issuer all steps necessary or advisable to endorse, negotiate or otherwise realize on any instrument or writing or other right of any kind held or transmitted by the Issuer, or transmitted or received by the Issuer, in connection with any of the Transferred Assets.

Section 3.3     Responsibilities of Servicer. Anything herein to the contrary notwithstanding:

(a)      the Servicer shall perform its obligations hereunder, and the exercise by the Issuer or its designee of its rights hereunder shall not relieve the Servicer from such obligations;

(b)      the Servicer shall not have any obligation or liability to TRC LLC or Innoviva or any other Person other than the Issuer and, except as expressly provided for hereunder, with respect to any of the Issuer’s rights and obligations under the TRC LLC Agreement or any related agreements, nor shall the Servicer be obligated to perform any of the obligations of any of them thereunder;

(c)      the Servicer agrees to be bound by the provisions of the Sale and Contribution Agreement to the extent it receives Confidential Information pursuant to this Servicing Agreement or any other Transaction Document;

(d)      the Servicer shall perform its obligations under this Servicing Agreement in accordance with its reasonable and prudent servicing procedures for servicing assets comparable to the Issuer’s rights and obligations under the TRC LLC Agreement for its own account or for others and in any event with such care as a reasonably prudent servicer would use to service and administer the Issuer’s rights and obligations under the TRC LLC Agreement and not in violation of the Issuer’s obligations under the Transaction Documents; provided, however, the Servicer shall not be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Issuer’s rights and obligations under the TRC LLC Agreement from the procedures, offices, employees and accounts used by the Servicer in connection with servicing other assets comparable to the Issuer’s rights and obligations under the TRC LLC Agreement; and

(e)      the Servicer and any member, director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the appropriate Person respecting any matters arising under the Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1     Representations and Warranties of Servicer. The Servicer hereby represents and warrants to the Issuer as of the date hereof as follows:

(a)      Organization. The Servicer has been duly incorporated with limited liability and is validly existing and in good standing under the laws of the Cayman Islands and has all power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Servicing Agreement. The Servicer is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b)      No Conflicts. None of the execution and delivery by the Servicer of any of the Transaction Documents to which the Servicer is party, the performance by the Servicer of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to or by which the Servicer or any of its assets or properties may be subject or bound, except where such violation would not have a Material Adverse Effect, (B) any contract, agreement, indenture, lease, license, deed, binding obligation or instrument to which the Servicer is a party or by which the Servicer or any of its assets or properties is bound, except where such violation would not have a Material Adverse Effect or (C) the memorandum and articles of association of the Servicer; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of the Servicer, except where such additional right of termination, cancellation or acceleration would not have a Material Adverse Effect; or (iii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien by the Servicer on any assets or properties of the Servicer and the Servicer’s rights thereunder.

(c)      Authorization. The Servicer has all power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Servicer is party and the performance by the Servicer of its obligations hereunder and thereunder have been duly authorized by the Servicer. Each of the Transaction Documents to which the Servicer is party has been duly executed and delivered by the Servicer. Each of the Transaction Documents to which the Servicer is party constitutes the legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(d)      Governmental and Third Party Authorizations. The execution and delivery by the Servicer of the Transaction Documents to which the Servicer is party, the performance by the Servicer of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority, except for the filing of a Current Report on Form 8-K with the SEC, the filing of UCC financing statements and those previously obtained.

(e)      Investment Company Status. Assuming the accuracy of the representations and warranties of the initial purchasers of the Original Notes in the Note Purchase Agreements and compliance by the initial purchasers of the Original Notes and any subsequent purchaser of the Original Notes with the requirements set forth in the Indenture, the Servicer is not, and, after giving effect to the use of proceeds as contemplated by the applicable Transaction Documents, would not be, required to register as an investment company under the Investment Company Act.

(f)       No Litigation. There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, other proceeding or, to the knowledge of the Servicer, investigation pending or, to the knowledge of the Servicer, threatened that challenges or seeks to prevent or delay the consummation of the transactions contemplated by the Transaction Documents to which the Servicer is party.

Section 4.2     Representations and Warranties of Issuer. The Issuer hereby represents and warrants to the Servicer as of the date hereof as follows:

(a)      Organization. The Issuer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the TRC LLC Agreement. The Issuer is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b)      No Conflicts. None of the execution and delivery by the Issuer of any of the Transaction Documents to which the Issuer is party, the performance by the Issuer of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to or by which the Issuer or any of its assets or properties may be subject or bound, except where such violation would not have a Material Adverse Effect, (B) any contract, agreement, indenture, lease, license, deed, binding obligation or instrument to which the Issuer is a party or by which the Issuer or any of its assets or properties is bound, except where such violation would not have a Material Adverse Effect or (C) any of the organizational documents of the Issuer; or (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of the Issuer, except where such additional right of termination, cancellation or acceleration would not have a Material Adverse Effect.

(c)      Authorization. The Issuer has all power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which the Issuer is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Issuer is party and the performance by the Issuer of its obligations hereunder and thereunder have been duly authorized by the Issuer. Each of the Transaction Documents to which the Issuer is party has been duly executed and delivered by the Issuer. Each of the Transaction Documents to which the Issuer is party constitutes the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(d)      Governmental and Third Party Authorizations. The execution and delivery by the Issuer of the Transaction Documents to which the Issuer is party, the performance by the Issuer of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority, except for the filing of UCC financing statements and those previously obtained.

(e)      No Litigation. There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, other proceeding or, to the knowledge of the Issuer, investigation pending or, to the knowledge of the Issuer, threatened that challenges or seeks to prevent or delay the consummation of the transactions contemplated by the Transaction Documents to which the Issuer is a party.

ARTICLE V
INDEMNIFICATION

Section 5.1     Indemnification by Servicer. Without limiting any other rights that the Issuer may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Transferee Indemnified Party from and against any and all Losses (including attorneys’ fees) awarded against or incurred by any of them arising out of or as a result of the failure of the Servicer to perform its obligations under this Servicing Agreement, excluding, however, (a) Losses to the extent resulting from bad faith, gross negligence or willful misconduct on the part of any Transferee Indemnified Party, (b) any Tax based upon or measured by net income or gross receipts, (c) normal and customary expenses incurred in the ordinary course of business in the administration of this Servicing Agreement, (d) where such failure of the Servicer results from the failure of any Person other than the Servicer to perform any of its obligations under any of the Transaction Documents or (e) Losses resulting from the Servicer’s acts or omissions based upon written instructions from any other Person.

ARTICLE VI
MISCELLANEOUS

Section 6.1     Notices. All Notices shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent, (d) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt or (e) in the case of any report that is of a routine nature, on the date sent by first class mail or overnight courier or transmitted by facsimile or other electronic transmission, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:

if to the Issuer, to:

Triple Royalty Sub II LLC
c/o Theravance Biopharma US, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
Attention: Brett A. Grimaud, Vice President and Assistant Secretary

Telephone: (650) 808-3785

Facsimile: (650) 808-6095

Email: BGrimaud@theravance.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Andrew M. Faulkner

Telephone: (212) 735-2853
Facsimile: (917) 777-2853
E-Mail: andrew.faulkner@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave

Palo Alto, CA 94301

Attention: Amr Razzak

Telephone: (650) 470-4533

Facsimile: (650) 798-6504

E-Mail: amr.razzak@skadden.com

if to the Servicer, to:

Theravance Biopharma US, Inc.
901 Gateway Boulevard
South San Francisco, CA 94080
Attention: Brett A. Grimaud, Assistant Secretary, Vice President & Assistant General Counsel

Telephone: (650) 808-3785

Facsimile: (650) 808-6095

Email: BGrimaud@theravance.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Andrew M. Faulkner

Telephone: (212) 735-2853
Facsimile: (917) 777-2853
E-Mail: andrew.faulkner@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave

Palo Alto, CA 94301

Attention: Amr Razzak

Telephone: (650) 470-4533

Facsimile: (650) 798-6504

E-Mail: amr.razzak@skadden.com

Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent Notices shall be sent.

Section 6.2     GOVERNING LAW. THIS SERVICING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 6.3     Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SERVICING AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SERVICING AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.3.

Section 6.4     Counterparts. This Servicing Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.

Section 6.5     Amendment.

(a)      The provisions of this Servicing Agreement may from time to time be amended, modified, supplemented, restated or waived, if such amendment, modification, supplement, restatement or waiver is in writing and consented to by each of the parties hereto; provided, that unless (i) the amendment or other modification is solely for purposes of correcting a technical error, inconsistency or ambiguity, adding to the covenants or agreements to be observed by the Issuer for the benefit of the Noteholders, or complying with the requirements of the SEC or any other regulatory body or any Applicable Law or (ii) the amendment or the modification does not adversely affect the interests of the Noteholders in any material respect as confirmed, except in the case of the Restructuring, in an Officer’s Certificate of the Issuer, the Issuer shall provide at least ten (10) Business Days’ prior written notice of the amendment or the modification to the Noteholders and that such amendment or the modification shall not be effective if the Controlling Party notifies the Issuer within such ten (10) Business Day period that it would be materially adversely affected by the amendment or the modification and does not consent to the amendment or the modification. The Noteholders shall be third party beneficiaries of this Servicing Agreement for purposes of this provision.

(b)      No failure or delay on the part of the Issuer, the Servicer or any Person specified in Section 6.8 in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Issuer or the Servicer in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Issuer under this Servicing Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Servicing Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)      The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

Section 6.6     Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Servicing Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Servicing Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Servicing Agreement.

Section 6.7     Binding Effect; Assignability; Survival. This Servicing Agreement shall be binding upon and inure to the benefit of the Issuer, the Servicer, the Trustee and their respective successors and permitted assigns. Neither the Servicer nor the Issuer may assign any of its rights hereunder or any interest herein without the prior written consent of the other party and, so long as the Notes are Outstanding, the Trustee, except in connection with the Restructuring and as otherwise herein specifically provided; provided, however, that a Change of Control shall not by itself be deemed an assignment for purposes of this Section 6.7. This Servicing Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until, with respect to the various parties, terminated pursuant to Section 6.13. Section 5.1, Section 6.2, Section 6.3, Section 6.9, Section 6.10, Section 6.11, Section 6.12 and Section 6.14 shall be continuing and shall survive any termination of this Servicing Agreement.

Section 6.8     Acknowledgement and Agreement. The Servicer expressly acknowledges and agrees that all of the Issuer’s right, title and interest in, to and under this Servicing Agreement shall be pledged and assigned to the Trustee as collateral by the Issuer pursuant to the Indenture, and the Servicer consents to such pledge and assignment. Each of the parties hereto acknowledges and agrees that the Trustee, acting on behalf of the Noteholders, is a third party beneficiary of the rights of the Issuer arising hereunder that have been assigned and pledged to the Trustee under the Indenture, which rights may be enforced by the Trustee only so long as an Event of Default has occurred and is continuing and the Trustee is exercising remedies under the Indenture, in each case (if required thereunder) at the Direction of the Controlling Party. In all other cases, the Issuer shall have the right to give and withhold consents and exercise or refrain from exercising rights and remedies hereunder. The Trustee and the Calculation Agent shall also be third party beneficiaries of this Servicing Agreement in order to permit such Persons to exercise such other rights as are granted to such Persons hereunder.

Section 6.9     Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law. Without limiting the foregoing, the Servicer hereby authorizes the Issuer, at any time and from time to time, to the fullest extent permitted by Applicable Law, to offset any amounts payable by the Issuer to, or for the account of, the Servicer against any obligations of the Servicer to the Issuer arising in connection with the Transaction Documents (including amounts payable pursuant to Section 5.1) that are then due and payable.

Section 6.10    Costs and Expenses. In addition to the obligations of the Servicer under Article V, the Servicer agrees to pay to the Issuer on demand all reasonable costs and expenses incurred by the Issuer in connection with the enforcement of this Servicing Agreement against the Servicer, but not in connection with any enforcement against any other Person.

Section 6.11   No Proceedings. The Servicer hereby agrees that it shall not institute against the Issuer, or join any Person in instituting against the Issuer, any insolvency or similar proceeding (namely, any Involuntary Bankruptcy) until one year and one day after the date on which the Notes have been paid in full.

Section 6.12    Consent to Jurisdiction.

(a)      Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Servicing Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)      Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Servicing Agreement in any court referred to in Section 6.12(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)      Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Servicing Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

(d)      If, for the purpose of obtaining a judgment or order in any court, it is necessary to convert a sum due hereunder from Dollars into another currency, each of the Issuer and the Servicer has agreed, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such party could purchase Dollars with such other currency in the Borough of Manhattan, The City of New York on the Business Day preceding the day on which final judgment is given.

(e)      The obligation of the Servicer in respect of any sum payable by it to any Person hereunder shall, notwithstanding any judgment or order in a Judgment Currency, be discharged only to the extent that, on the Business Day following receipt by such Person of any sum adjudged to be so due in the Judgment Currency, such Person may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to such Person in the Judgment Currency (determined in the manner set forth in Section 6.12(d)), the Servicer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and, if the amount of the Dollars so purchased exceeds the sum originally due to such Person, such Person shall remit to the Servicer such excess, provided that such Person shall have no obligation to remit any such excess as long as the Servicer shall have failed to pay such Person any obligations due and payable to such Person hereunder, in which case such excess may be applied to such obligations of the Servicer in accordance with the terms hereof. The foregoing indemnity shall constitute a separate and independent obligation of the Servicer and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

(f)       To the extent that the Servicer may in any jurisdiction claim for itself or its assets immunity (to the extent such immunity may now or hereafter exist, whether on the grounds of sovereign immunity or otherwise) from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process (whether through service or notice or otherwise), and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), the Servicer irrevocably agrees with respect to any matter arising under this Servicing Agreement for the benefit of the Issuer not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

Section 6.13    Termination. Except as otherwise expressly provided herein, this Servicing Agreement shall terminate on the earlier of (a) with respect to the Servicer, the date of the earlier of (i) a Servicer Termination Event whereby such Servicer is replaced by the Issuer as replacement Servicer pursuant to the terms of this Servicing Agreement and (ii) written agreement of the Issuer to the resignation of the Servicer and written acceptance of a successor servicer of the obligations under this Servicing Agreement in accordance with the terms and conditions hereof and (b) with respect to this Servicing Agreement, the date on which the Notes have been repaid, redeemed, repurchased or defeased and the Indenture has been satisfied and discharged.

Section 6.14    Limited Recourse. The Servicer accepts that the enforceability against the Issuer of any obligations of the Issuer hereunder shall be limited to the Collateral and the Issuer Pledged Collateral. Once all such Collateral and Issuer Pledged Collateral has been realized upon and such Collateral and Issuer Pledged Collateral has been applied in accordance with Article III of the Indenture, any outstanding obligations of the Issuer to the Servicer hereunder shall be extinguished. The Servicer further agrees that it shall take no action against any employee, director, manager, officer or administrator of the Issuer in relation to this Servicing Agreement; provided, that nothing herein shall limit the Issuer (or its permitted successors or assigns) from pursuing claims, if any, against any such Person; provided, further, that the foregoing shall not in any way limit, impair or otherwise affect any rights of the Servicer to proceed against any employee, director, manager, officer or administrator of the Issuer (a) for intentional and willful fraud or intentional and willful misrepresentations on the part of or by such employee, director, officer or administrator or (b) for the receipt of any distributions or payments to which the Servicer or any successor in interest is entitled, other than distributions expressly permitted pursuant to the other Transaction Documents.

Section 6.15   Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Servicing Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 6.16   Distribution Reports. Each party hereto acknowledges and agrees that the Trustee may effect delivery of any Distribution Report (including the materials accompanying such Distribution Report) by making such Distribution Report and accompanying materials available by posting such Distribution Report and accompanying materials on Debt Domain or a substantially similar electronic transmission system. Subject to the conditions set forth in the proviso in the preceding sentence, nothing in this Section 6.16 shall prejudice the right of the Trustee to make such Distribution Report and accompanying materials available in any other manner specified in the Transaction Documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Servicing Agreement as of the day and year first written above.

TRIPLE ROYALTY SUB II LLC

By:	/s/ Brett A. Grimaud
	Name:	Brett A. Grimaud
	Title:	Vice President and Assistant Secretary

THERAVANCE BIOPHARMA US, INC., as Servicer

By:	/s/ Brett A. Grimaud
	Name:	Brett A. Grimaud
	Title:	Assistant Secretary, Vice President and Assistant General Counsel

TRIPLE ROYALTY SUB II LLC

Servicing Agreement